Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2012 Fourth Quarter and Annual Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--March 29, 2013--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the fourth quarter and year ended December 31, 2012. The net loss for the fourth quarter and twelve months ended December 31, 2012 was $5.4 million and $7.0 million, respectively, compared to a net loss of $3.1 million and $9.1 million for the same periods of 2011, respectively. The provision for loan losses for the twelve months ended December 31, 2012, of $7.4 million was less than the $11.4 million for the same period in 2011. The Company had $12.0 million in net charge-offs recognized during the twelve months ended December 31, 2012 as compared to $12.4 million in net charge-offs recognized for the same period in 2011. Nonaccrual loans were $36.0 million at December 31, 2012, a decrease of $24.2 million from $60.1 million at December 31, 2011. Decreases in the loan balances of $104.3 million, including $19.3 million classified as held for sale, compared to December 31, 2011 and decreased levels of nonperforming assets and charge-offs, resulted in lower allowance for loan losses (ALLL) as a percentage of gross loans at 3.32% or $16.5 million and 3.51% or $21.1 million as of December 31, 2012 and 2011, respectively. At December 31, 2012, 32.6% or $5.4 million of the ALLL represents specific reserves on impaired loans as compared to 34.8% or $7.4 million at December 31, 2011. Management believes the December 31, 2012 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. We believe the strengthened internal controls related to the identification and valuation of impaired loans that we put in place during 2011 resulted in more timely recognition of impaired assets resulting in more effective resolution of the issues. In 2013 our focus is directed to moving impaired assets off of our balance sheet.

The Bank is well capitalized at December 31, 2012, with total risk based capital of 10.20%, tier 1 risk based capital of 8.93%, and leverage ratio of 5.01%. At December 31, 2011, the Bank had total risk based capital of 9.88%, tier 1 risk based capital of 8.70%, and leverage ratio of 5.68%. The Company had total risk based capital of 10.16%, tier 1 risk based capital of 5.92%, and leverage ratio of 3.33% at December 31, 2012, as compared to 10.54%, 7.25%, and 4.70%, respectively, at December 31, 2011. We continue actively assessing our alternatives for preserving and improving capital, which may include increasing tangible common equity and regulatory capital, reducing our balance sheet, or other strategies.

Asset Quality:

Total nonperforming assets were $51.1 million or 5.91% of total assets at December 31, 2012, as compared to $72.4 million or 7.89% of total assets at December 31, 2011. Nonperforming loans declined to $36.0 million at December 31, 2012 from $60.1 million at December 31, 2011. Foreclosed assets totaled $15.1 million at December 31, 2012, up from $12.2 million at December 31, 2011, due to $13.0 million of additions, $7.3 million of sales, and $2.3 million in write-downs from declining real estate valuations. Troubled debt restructurings (TDRs) totaled $31.6 million at December 31, 2012, and are comprised of $17.3 million which were included in nonperforming TDRs and $14.3 million which were performing TDRs. This compares to total TDRs at December 31, 2011 of $44.7 million comprised of $33.9 million non-performing TDRs which were included in nonaccrual loans and $10.8 million which were performing TDRs. We are in substantial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income before the provision for loan losses totaled $5.7 million and $22.4 million for the three and twelve months ended December 31, 2012, respectively, as compared to $5.9 million and $25.9 million for the same periods in 2011. Net interest margin annualized for the three and twelve months ended December 31, 2012 was 2.70% and 2.59%, respectively, as compared to 2.67% and 2.84% as of December 31, 2011. Our net interest margin continues to suffer due to elevated levels of nonaccrual loans, despite improvements in cost of funds. Interest expense declined to $2.7 million and $12.0 million for the three and twelve months ended December 31, 2012, respectively, as compared to $3.3 million and $14.1 million for the same periods ended December 31, 2011, due to maturing deposits and repricing at lower rates and early call of brokered deposits.

Non-Interest Income:

Non-interest income for the three and twelve months ended December 31, 2012, increased $1.2 million and $2.0 million, respectively, to $2.4 million and $7.4 million from $1.1 million and $5.4 million for the same periods ended December 31, 2011, primarily due to the realized gain on the sale of investment securities of $1.0 million, a reduction in other-than-temporary impairment losses of $577,000, and an increase in other non-interest income from premiums on sale of the guaranteed portion of Small Business Administration ("SBA") and United States Department of Agriculture ("USDA") loans of $313,000.

Non-Interest Expense

Non-interest expense totaled $7.8 million and $29.5 million for the three and twelve months ended December 31, 2012, respectively, as compared to $8.5 million and $28.9 million for the same period in 2011. The increase for the twelve month period of $604,000 was driven by increases in professional and consulting fees of $405,000, loan collection and foreclosed asset expenses of $653,000 related to carrying elevated levels of nonperforming assets, and increased insurance premiums of $269,000, partially offset by the reduction in the FDIC insurance premium of $213,000. The decrease for the three month period was primarily related to a decrease in foreclosed-asset expenses over the same period last year.

Balance Sheet and Capital

Total assets of $865.5 million at December 31, 2012 decreased 5.58% from $916.6 million at December 31, 2011. Net cash, cash equivalents, and investments of $310.1 million at December 31, 2012 increased 16.9% compared to $284.8 million at December 31, 2011. Net loans of $497.9 million at December 31, 2012 decreased 17.3% from $602.2 million at December 31, 2011. Total deposits of $699.9 million at December 31, 2012 decreased 6.2% from $745.9 million at December 31, 2011. Total shareholders' equity was $22.7 million at December 31, 2012, a decrease of 23.6% from $29.7 million at December 31, 2011. Book value per share at December 31, 2012 was $2.90 as compared to $3.87 at December 31, 2011.

At December 31, 2012, we were required to report $19.3 million of loans and $1.9 million of fixed assets as “held for sale” related to the sale of certain assets of our Rockingham and Southern Pines branches to First Bank which closed on March 22, 2013. At closing, we transferred $16.4 million of loans, $1.9 million of fixed assets and $57.3 million of deposits to First Bank. Since the Southern Pines location was not included in the transfer, we began operating a Loan Production Office from that location on Monday, March 25, 2013, in order to service the loans from the area that were not included in the sale. John Bullard tenured his resignation as a member of our Board of Directors effective March 31, 2013, in order to become the manager of the new Southern Pines Loan Production Office with the title Senior Vice President/Commercial Loan Manager.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “While we recognize the benefits to capital and operating costs of selling our most southern branches, we will nonetheless miss the opportunity to work with the customers and banking professionals from those offices. Loan losses and the expense of carrying high levels of nonperforming assets (NPAs) continued to erode our earnings in 2012. Our special assets team is diligently working to reduce NPAs either by returning them to performing status or moving them off our books. We applaud the improvements to date and anticipate further improvements over the coming months. We truly appreciate the opportunity to serve our customers as an independent community bank, as we have done for over 100 years.”

With $865.5 million in total assets as of December 31, 2012, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177